SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                               Archon Corporation
                               ------------------
                                (Name of Issuer)


                            8% Series Preferred Stock
                            -------------------------
                         (Title of Class of Securities)


                                    03957P200
                                    ---------
                                 (CUSIP Number)


                                  June 22, 2007
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

   [ ]   Rule 13d-1(b)
   [X]   Rule 13d-1(c)
   [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 03957P200
--------------------------------------------------------------------------------
----------- --------------------------------------------------------------------
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION

            D. E. Shaw Laminar Portfolios, L.L.C.               FEIN 01-0577802
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [ ]
                                                                        (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         5      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         6      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              707,550
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              7      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER

                                707,550
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            707,550
----------- --------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions) [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            16.0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP No. 03957P200
--------------------------------------------------------------------------------
----------- --------------------------------------------------------------------
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION

            D. E. Shaw & Co., L.L.C.                            FEIN 13-3799946
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [ ]
                                                                        (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         5      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         6      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              707,550
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              7      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER

                                707,550
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            707,550
----------- --------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions) [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            16.0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP No. 03957P200
--------------------------------------------------------------------------------
----------- --------------------------------------------------------------------
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION

            D. E. Shaw & Co., L.P.                            FEIN 13-3695715
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [ ]
                                                                        (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         5      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         6      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              707,550
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              7      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER

                                707,550
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            707,550
----------- --------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions) [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            16.0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

            IA, PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP No. 03957P200
--------------------------------------------------------------------------------
----------- --------------------------------------------------------------------
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION

            David E. Shaw
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [ ]
                                                                        (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         5      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         6      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              707,550
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              7      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER

                                707,550
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            707,550
----------- --------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions) [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            16.0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
----------- --------------------------------------------------------------------

                                Introductory Note

The Reporting Persons (as defined below) have previously reported their ownership of the shares on Schedule 13D. Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person or any of its affiliates is the beneficial owner of any equity securities for purposes of Section 13(d) of the Exchange Act or for any other purpose or that any Reporting Person has an obligation to file this Schedule 13G.

  Item 1.
     (a)  Name of Issuer:
          Archon Corporation

     (b)  Address of Issuer's Principal Executive Offices:
          4336 Losee Road, Suite 5
          North Las Vegas, Nevada 89030

  Item 2.
     (a) Name of Person Filing:
          D. E. Shaw Laminar Portfolios, L.L.C.
          D. E. Shaw & Co., L.L.C.
          D. E. Shaw & Co., L.P.
          David E. Shaw

     (b) Address of Principal Business Office or, if none, Residence:
          The business address for each reporting person is:
          120 W. 45th Street, Tower 45, 39th Floor
          New York, NY 10036

     (c) Citizenship:
          D. E. Shaw Laminar Portfolios, L.L.C. is a limited liability company organized under the laws of the state of Delaware.
          D. E. Shaw & Co., L.L.C. is a limited liability company organized under the laws of the state of Delaware.
          D. E. Shaw & Co., L.P. is a limited partnership organized under the laws of the state of Delaware.
          David E. Shaw is a citizen of the United States of America.

     (d) Title of Class of Securities:
          8% Series Preferred Stock

     (e) CUSIP Number:
          03957P200

  Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

  Not applicable

  Item 4.  Ownership

  As of June 20, 2007:

  (a) Amount beneficially owned:

  D. E. Shaw Laminar Portfolios, L.L.C.:  707,500 shares

  D. E. Shaw & Co., L.L.C.:               707,500 shares
                                          This is composed of 707,500 shares in
                                          the name of D. E. Shaw Laminar
                                          Portfolios, L.L.C.

  D. E. Shaw & Co., L.P.:                 707,500 shares
                                          This is composed of 707,500 shares in
                                          the name of D. E. Shaw Laminar
                                          Portfolios, L.L.C.

  David E. Shaw:                          707,500 shares
                                          This is composed of 707,500 shares in
                                          the name of D. E. Shaw Laminar
                                          Portfolios, L.L.C.

(b) Percent of class:
     D. E. Shaw Laminar Portfolio, L.L.C.:  16.0%
     D. E. Shaw & Co., L.L.C.:              16.0%
     D. E. Shaw & Co., L.P.:                16.0%
     David E. Shaw:                         16.0%

(c)  Number of shares to which the person has:
     (i) Sole power to vote or to direct the vote
          D. E. Shaw Laminar Portfolio, L.L.C.:         -0- shares
          D. E. Shaw & Co., L.L.C.:                     -0- shares
          D. E. Shaw & Co., L.P.:                       -0- shares
          David E. Shaw:                                -0- shares


    (ii) Sole power to vote or to direct the vote
          D. E. Shaw Laminar Portfolio, L.L.C.:         707,500 shares
          D. E. Shaw & Co., L.L.C.:                     707,500 shares
          D. E. Shaw & Co., L.P.:                       707,500 shares
          David E. Shaw:                                707,500 shares


   (iii) Sole power to vote or to direct the vote
          D. E. Shaw Laminar Portfolio, L.L.C.:         -0- shares
          D. E. Shaw & Co., L.L.C.:                     -0- shares
          D. E. Shaw & Co., L.P.:                       -0- shares
          David E. Shaw:                                -0- shares


    (iv) Sole power to vote or to direct the vote
          D. E. Shaw Laminar Portfolio, L.L.C.:         707,500 shares
          D. E. Shaw & Co., L.L.C.:                     707,500 shares
          D. E. Shaw & Co., L.P.:                       707,500 shares
          David E. Shaw:                                707,500 shares

David E. Shaw does not own any shares directly. By virtue of David E. Shaw's position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser of D. E. Shaw Laminar Portfolios, L.L.C., and by virtue of David E. Shaw's position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Laminar Portfolios, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 707,500 shares as described above constituting 16.0% of the outstanding shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 707,500 shares.



 Item 5.  Ownership of Five Percent or Less of a Class
  Not Applicable

 Item 6. Ownership of More than Five Percent on Behalf of Another Person Not Applicable

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
  Not Applicable

  Item 8.  Identification and Classification of Members of the Group
  Not Applicable

  Item 9.  Notice of Dissolution of Group
  Not Applicable

  Item 10. Certification
By signing below, each of D. E. Shaw Laminar Portfolios, L.L.C., D. E. Shaw & Co., L.L.C., D. E. Shaw & Co., L.P., and David E. Shaw certify that, to the best of such reporting person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct. Powers of Attorney, dated February 24, 2004, granted by David E. Shaw in favor of Julius Gaudio, are attached hereto.

Dated: June 26, 2007

                                           D. E. Shaw Laminar Portfolios, L.L.C.

                                           By: D. E. Shaw & Co., L.L.C., as
                                               managing member

                                               By: /s/ Julius Gaudio
                                                   -----------------------------
                                                   Managing Director



                                           D. E. Shaw & Co., L.L.C.

                                           By: /s/ Julius Gaudio
                                               ---------------------------------
                                               Managing Director



                                           D. E. Shaw & Co., L.P.

                                           By: /s/ Julius Gaudio
                                               ---------------------------------
                                               Managing Director



                                           David E. Shaw

                                           By: /s/ Julius Gaudio
                                               ---------------------------------
                                               Attorney-in-Fact for
                                               David E. Shaw